Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH, THE TERMS OF THIS WARRANT.

LIGHTING SCIENCE GROUP CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: CT1	Number of Shares: 3,406,041

Issuance Date: September 25, 2012

THIS CERTIFIES THAT, for value received, Cleantech Europe II (A) LP, a limited partnership established under the laws of England (the “Holder”), is entitled to purchase from Lighting Science Group Corporation, a Delaware corporation (the “Company”), at any time and from time to time during the applicable Warrant Exercise Period (defined below) at the Exercise Price (defined below) 3,406,041 fully paid nonassessable shares of Common Stock (defined below) (as may be adjusted from time in accordance with the terms of this Warrant, the “Warrant Shares”), all subject to adjustment and upon the terms and conditions provided herein. This Warrant is being issued to the Holder in connection with the Preferred Stock Subscription Agreement, dated September 25, 2012, by and between the Holder, Cleantech Europe II (B) LP and the Company (the “Subscription Agreement”).

Section 1. Definitions.

The following terms as used in this Warrant have the following meanings:

(a) “Acquiring Entity” has the meaning attributed to it in Section 9.

(b) “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Aggregate Warrant Shares” means, as of the applicable date of determination, the Warrant Shares outstanding under the Zouk Warrants, the Portman Warrant and the Related Warrants.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(e) “Capital Stock” means any of the Company’s shares of Common Stock or preferred stock or any other Derivative Security of the Company.

(f) “Change of Control” means (i) the sale, conveyance or disposition, including but not limited to any spin-off or in-kind distribution, by the Company or by one or more of its subsidiaries, of all or substantially all of the assets of the Company (on a consolidated basis) to any Person or group (other than the Company or its wholly-owned subsidiaries and other than pursuant to a joint venture arrangement in which the Company, directly or indirectly, receives at least fifty percent (50%) of the equity and voting interests); (ii) the effectuation of a transaction or series of related transactions in which more than thirty-five percent (35)% of the voting power of the Company is disposed of (other than (A) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (B) solely as a result of the disposition by a stockholder of the Company to an Affiliate of such stockholder); (iii) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of Capital Stock entitled to vote generally in the election of directors and the Preferred Shares (treated on an as-converted basis) immediately prior to such transaction (or series of related transactions) are converted into and/or continue to represent (on an as-converted basis), in the aggregate, less than sixty-five percent (65%) of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof); (iv) a transaction or series of transactions in which any Person, entity or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than thirty-five percent (35)% of the voting equity of the Company (other than the acquisition by a Person, entity or “group” that is an Affiliate of or Affiliated with a Person, entity or “group” that immediately prior to such acquisition, beneficially owned thirty-five percent (35)% or more of the voting equity of the Company) or (v) Pegasus ceases to beneficially own in the aggregate at least ten percent (10%) of the outstanding Capital Stock of the Company, on a fully-diluted basis.

(g) “Commitment Agreement” means that certain Commitment Agreement, dated as of the date hereof, by and between the Company and Pegasus.

(h) “Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which the Common Stock is changed or any capital stock resulting from a reclassification of the Common Stock.

(i) “Company Repurchase” has the meaning attributed to it in Section 7(b).

(j) “Credit Facility” means that certain Loan Security Agreement, dated as of November 22, 2010, by and among the Company, the guarantors and lenders from time to time party thereto, Wells Fargo Bank, National Association, as agent, and Wells Fargo Capital Finance, LLC, as sole lead arranger, manager and bookrunner, and any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement thereof.

(k) “Delivery Date” has the meaning attributed to it in Section 2(c).

(l) “Derivative Security” means any right, option, warrant, convertible preferred stock or other security or right convertible into or exercisable or exchangeable for shares of Common Stock.

(m) “Effective Consideration” means the amount paid or payable to acquire shares of Common Stock (or, in the case of Derivative Securities, the amount paid or payable to acquire the Derivative Security, if any, plus the exercise price for the underlying Common Stock).

(n) “Ex-Date” means (i) when used with respect to any issuance or distribution, the first date on which the Common Stock trades, regular way, on the relevant Trading Market or such other market without the right to receive such issuance or distribution, and (ii) when used with respect to any subdivision, split, combination or reclassification of shares of Common Stock, the first date on which the Common Stock trades, regular way, on such Trading Market or such other market after the time at which such subdivision, split, combination or reclassification becomes effective.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exercise Date” has the meaning attributed to it in Section 2(c).

(q) “Exercise Documents” has the meaning attributed to it in Section 2(c).

(r) “Exercise Notice” has the meaning attributed to it in Section 2(a)(i).

(s) “Exercise Price” means $0.72, as may be adjusted from time to time pursuant to Section 8.

(t) “Expiration Event” has the meaning attributed to it in Section 7(a).

(u) “Fair Market Value” means, as of any date with respect to a share of Common Stock, the Trading Price as of such date; provided, that (1) if “Fair Market Value” is being determined in connection with a transaction with an Acquiring Entity for which Section 9(a) or Section 9(b) applies, then the fair market value of a share of Common Stock shall be the value of the consideration payable by such Acquiring Entity for each share of Common Stock and (2) if “Fair Market Value” is being determined in connection with a Pegasus Event, then the fair market value of a share of Common Stock shall be the value of the consideration payable to Pegasus for such share as part of such Pegasus Event; provided, further, that for accounting purposes only, to the extent that the “Fair Market

Value” is not determinable in accordance with the foregoing provisions of this definition, “Fair Market Value” means, as of any date with respect to a share of Common Stock, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

(v) “Issuance Date” means September 25, 2012.

(w) “Maximum Spread” means $5.28, as may be adjusted from time to time pursuant to Section 8.

(x) “Minimum Exercise Price” means the greater of: (1) the Exercise Price and (2) the amount by which (A) the Fair Market Value per share of Common Stock exceeds (B) the Maximum Spread, each as determined as of the Close of Business of the Trading Day immediately preceding the Exercise Date.

(y) “Open of Business” means 9:00 a.m. New York City time.

(z) “Payment” has the meaning attributed to it in Section 2(a)(ii).

(aa) “Pegasus” means Pegasus Partners IV, L.P.

(bb) “Pegasus Group” means Pegasus together with its Affiliates (excluding PCA LSG Holdings, LLC).

(cc) “Pegasus Call” has the meaning attributed to it in Section 7(b).

(dd) “Pegasus Event” has the meaning attributed to it in Section 7(a).

(ee) “Pegasus Event Notice” shall have the meaning attributed to it in the Commitment Agreement.

(ff) “Person” means a natural person or entity, or a government or any division, department or agency thereof.

(gg) “Portman” means Portman Limited, a Cayman Islands exempted company.

(hh) “Portman Warrant” means the warrant to purchase Common Stock, dated as of the date hereof, issued to Portman.

(ii) “Preferred Shares” means the Company’s shares of Series H Preferred Stock and Series I Preferred Stock.

(jj) “Qualified Public Offering” means a firmly committed underwritten public offering of the Common Stock on the NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the Securities Act, where (a) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million.

(kk) “Related Warrants” means the unexercised warrants to purchase Common Stock, if any, issued to certain holders of Series H Preferred Stock or Series I Preferred Stock in connection with the exercise of their preemptive rights (or upon the exercise of the assignment of such preemptive rights) to participate in the offering of Series H Preferred Stock set forth in the Preemptive Rights Notices, dated September 20, 2012; provided that the term “Related Warrants” does not include this Warrant or the Zouk Warrants.

(ll) “Reorganization” has the meaning attributed to it in Section 9.

(mm) “Repurchase Notice” has the meaning attributed to it in Section 7(b).

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Series H Certificate of Designation” means the Certificate of Designation of Series H Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware and as the same may be amended, restated, supplemented or otherwise modified from time to time.

(pp) “Series H Preferred Stock” means the Series H Convertible Preferred Stock, par value $0.001 per share, of the Company.

(qq) “Series I Preferred Stock” means the Series I Convertible Preferred Stock, par value $0.001 per share, of the Company.

(rr) “Subscription Agreement” has the meaning attributed to it in the preamble of this Warrant.

(ss) “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

(tt) “Trading Market” means The NASDAQ Stock Market or the New York Stock Exchange.

(uu) “Trading Price” means, for any date, the price determined by the first of the following clauses that applies:

(i) after a Qualified Public Offering, the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Stock for such date (or the nearest preceding date) on the principal Trading Market on which the Common Stock is listed or quoted for trading as reported by Bloomberg, L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); or

(ii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(vv) “Transfer” means as, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

(ww) “Vesting Date” means the earlier of (i) the date that is ten (10) Business Days after the three-year anniversary of the Issuance Date and (ii) if after the three-year anniversary of the Issuance Date, the date on which the holders of an aggregate of at least 30,000 of the shares of Series H Preferred Stock issued in connection with the Zouk Warrants, the Portman Warrant and the Related Warrants irrevocably waive their rights to effect a Redemption (as defined in the Subscription Agreement) pursuant to Section 4(e) of the Subscription Agreement.

(xx) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(yy) “Warrant Exercise Period” has the meaning attributed to it in Section 2(a).

(zz) “Warrant Shares” has the meaning attributed to it in the preamble of this Warrant, as may be adjusted from time to time in accordance with this Warrant.

(aaa) “Zouk Warrants” means this Warrant together with the warrant to purchase Common Stock, dated as of the date hereof, issued to Cleantech Europe II (B) LP.

Section 2. Exercise of Warrant.

(a) This Warrant may be exercised, to the extent permitted by applicable laws and regulations and subject to Section 7, for Warrant Shares, in whole or in part, by the Holder registered on the books of the Company at any time on or following 12:01 a.m., New York City time on the Vesting Date (the “Warrant Exercise Period”). Any exercise of this Warrant shall be effected by:

(i) delivery of a written notice, in the form attached as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant with respect to the Warrant Shares;

(ii) payment to the Company of an amount equal to the Minimum Exercise Price multiplied by the number of Warrant Shares being purchased, either (A) in cash or by wire transfer of immediately available funds or (B) by means of a cashless exercise pursuant to Section 2(d) (the foregoing methods of payment set forth in (A) and (B), including any combination of such methods, referred to herein as the “Payment”); provided that (1) to the extent and for so long as the Board determines in its sole discretion that the Company is prohibited by applicable law from purchasing shares of Common Stock for cash on the terms and conditions set forth in the Commitment Agreement or (2) if a Default (as defined in the Credit Facility) or an Event of Default (as defined in the Credit Facility) shall exist and be continuing, Holder hereby agrees that Payment shall only be made by cashless exercise pursuant to Section 2(d); and

(iii) the surrender at the principal office of the Company or to a nationally recognized courier for overnight delivery to the Company, simultaneously with or as soon as practicable following the delivery of the Exercise Notice and the Payment, of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction, in such form and substance as is reasonably satisfactory to the Company).

(b) If the Holder does not exercise this Warrant in its entirety, subject to Section 7, the Holder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding five (5) Business Days, a new warrant in substantially identical form for the purchase of that number of shares of Common Stock equal to the difference between the number of shares of Common Stock subject to this Warrant and the number of shares of Common Stock as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Holder hereby acknowledges and agrees that its exercise of this Warrant for shares of Common Stock is subject to the condition (for the benefit of the Company and the Holder) that the Holder will have first received any applicable regulatory approvals required to be obtained by the Holder with respect to such exercise of the Warrants and issuance of the Warrant Shares. Unless the rights represented by this Warrant have expired or been fully exercised, the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Exercise Documents and at its own expense, issue a new Warrant identical in all respects to this Warrant, except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to exercise, less the number purchased.

(c) Subject to Section 7, the Company shall, not later than the fifth (5th) Business Day (the “Delivery Date”) following receipt of an Exercise Notice, the Payment and this Warrant or such indemnification (collectively, the “Exercise Documents”), arrange for its transfer agent, on or before the Delivery Date, to issue and surrender to a nationally recognized courier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its permitted designee, for the number of shares of Common Stock to which the Holder is entitled. Upon delivery of the Exercise Notice and the Payment (the “Exercise Date”), subject to Section 7, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the Delivery Date, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(d) In lieu of or in addition to exercising this Warrant and making the Payment in cash or by wire transfer pursuant to Section 2(a)(ii)(A), the Holder may elect to make the Payment by means of receiving shares of Common Stock equal to the value of this Warrant (or portion thereof being exercised) by delivery and surrender of the Warrant together with the Exercise Notice in accordance with the terms hereof, duly completed to indicate a net issuance exercise and executed by the Holder, in which event, subject to Section 7, the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

where:

S	equals the number of shares of Common Stock to be issued as Warrant Shares to the Holder;

WS	means, as of any date, the number of Warrant Shares purchasable (or portion thereof) under this Warrant that are being exercised at the applicable date of determination;

FMV	means, as of any date, the Fair Market Value per share of Common Stock on the Trading Day immediately preceding the Exercise Date; and

E	the Minimum Exercise Price.

(e) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any exercise of this Warrant. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled, the Company shall issue a number of shares of Common Stock to the Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be payable to any Holder upon exercise of the Warrant Shares.

(f) For the avoidance of doubt, except as expressly set forth in the provisos of Secton 2(a)(ii), the exercise of this Warrant shall not be conditioned on the Company’s exercise of the Commitment Agreement or the performance by any of the parties thereto of its obligations thereunder.

Section 3. Representations, Warranties, Covenants and Agreements. The Company hereby represents, warrants, covenants and agrees, as applicable, as follows:

(a) This Warrant is, and any Warrants issued in substitution for or in replacement of this Warrant upon issuance will be, duly authorized, executed and delivered.

(b) All shares of Common Stock issuable upon exercise of this Warrant have been duly authorized and when issued upon such exercise will be validly issued, fully paid and nonassessable and free from all taxes, liens (which term does not include any restrictions set forth under applicable securities laws) and charges with respect to the issue thereof.

(c) As long as this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance and delivery upon exercise of this Warrant at least the number of shares of Common Stock needed to provide for the exercise in full of the rights then represented by this Warrant.

(d) The Company will use its reasonable best efforts to ensure that the Common Stock may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the shares of Common Stock are listed or traded.

(e) This Warrant and any Warrants in substitution for or in replacement of this Warrant and the Warrant Shares hereunder and thereunder are not and will not be subject to assessment and have not been and will not be issued in violation of any preemptive rights.

(f) The offer and sale of this Warrant by the Company to the Holder is exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting at its direction has taken any action (including any offering of any securities or Capital Stock of the Company under circumstances which would require the integration of such offering with the offering of this Warrant under the Exchange Act, and the rules and regulations of the Securities and Exchange Commission thereunder, which would subject the offering, issuance, exchange or sale of this Warrant to the Holder to the registration requirements of the Exchange Act.

(g) Without the prior written consent of the Holder, the Company shall not:

(i) consent to or give effect to any assignment or Transfer of the Commitment Agreement or any portion thereof.

(ii) agree to alter, modify or amend the Commitment Agreement (except to the extent required to amend the number of shares of Common Stock subject to purchase thereunder in accordance with the terms of the Zouk Warrants, the Portman Warrant or the Related Warrants).

(iii) waive any of the Company’s rights and privileges or any of the obligations of Pegasus under the Commitment Agreement.

Section 4. Warrant Holder Not Deemed a Stockholder. Nothing contained in this Warrant shall be construed to (a) grant the Holder any rights to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, (b) confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the exercise hereof.

Section 5. Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. If the Holder cannot make such representations because they would be factually incorrect, it shall be a condition to the Holder’s exercise of this Warrant that the Company receives such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any federal or state securities laws. The Company shall not be penalized or disadvantaged by the Holder’s inability to exercise this Warrant due to its inability to make the required representations in connection with the exercise of this Warrant.

Section 6. Ownership and Transfer.

(a) This Warrant may only be Transferred to an Affiliate of the Holder; provided, however, that (x) such Affiliate shall have agreed with all parties hereto, in a written instrument reasonably satisfactory to the Company, that it will immediately Transfer the record and beneficial ownership of the Warrant and all rights and obligations hereunder to the Holder or another Affiliate of the Holder (so long as such other Affiliate complies with this proviso) prior to such time that it ceases to be an Affiliate of the Holder and (y) as a condition to such Transfer, such Affiliate shall surrender this Warrant to the Company to permit the Company to deliver a new Warrant in such Affiliate’s name in compliance with Section 6(d).

(b) Except as set forth in Section 6(a), this Warrant may not be Transferred without the prior written consent of the Company in its sole discretion (subject to Section 3(a) of the Commitment Agreement).

(c) All Transfers of this Warrant, or any shares of Common Stock issued upon exercise of this Warrant, must also be made in accordance with the Securities Act, and applicable state securities laws. Any attempted Transfer of this Warrant, or any shares of Common Stock issued upon exercise of this Warrant, in violation of this Section 6 shall be null and void ab initio.

(d) Subject to Section 6(a), upon surrender of this Warrant to the Company, together with instructions by the applicable Holder that all or a portion of this Warrant be assigned, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee or assignees named in such instrument of assignment and, if the applicable Holder’s entire interest is not being assigned, in the name of the Holder and this Warrant shall promptly be canceled. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 6(b) shall be paid by the Company.

(e) Issuance of certificates for Warrant Shares (or other securities) to the Holder upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

(f) The Company shall maintain a registry showing the name and address of the Holder as the registered holder of this Warrant, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry. This Warrant is exchangeable, upon the surrender hereof by the Holder to the Company, for a new Warrant or Warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 7. Expiration and Repurchase.

(a) Expiration; Pegasus Event.

(i) This Warrant (or any portion thereof) shall expire unexercised and all rights hereunder shall immediately cease upon the earlier of (each, an “Expiration Event”):

(A)	the occurrence of a Change of Control of the Company prior to the three-year anniversary of the Issuance Date;

(B)	the occurrence of any event that results in holders of shares of Series H Preferred Stock (including the Holder to the extent it then holds any shares of Series H Preferred Stock) having a right to require the Company to redeem the shares of Series H Preferred Stock prior to the three-year anniversary of the Issuance Date;

(C)	consummation of a Qualified Public Offering prior to the three-year anniversary of the Issuance Date;

(D)	the occurrence of an Event of Default (as defined in the Promissory Notes (as defined in the Subscription Agreement)); or

(E)	receipt by the Company of a Redemption Notice (as defined in the Subscription Agreement);

provided, however, that none of the events set forth in clause (A) or (B) shall constitute Expiration Events if in connection therewith the Holder has exercised its rights to require the Company to redeem any of such Holder’s shares of Series H Preferred Stock and the Company does not redeem such shares.

(ii) If for any reason after the tenth (10th) Business Day following the three year anniversary of the Issuance Date, the Pegasus Group shall cease to own, in the aggregate, a number of shares of Common Stock at least equal to the Aggregate Warrant Shares (a “Pegasus Event”) this Warrant (or a portion thereof, as described in clause (B) below) shall expire unexercised provided that:

(A)	The Company or Pegasus shall have provided the Holder with at least twenty (20) Business Days’ prior written notice of such Pegasus Event;

(B)	Upon the consummation of the Pegasus Event, to the extent the Pegasus Group continues to own any shares of Common Stock, the number of Warrant Shares under the Zouk Warrants and the number of Warrant Shares (as defined therein) under the Portman Warrant and under each of the Related Warrants shall be reduced equally in absolute terms to the extent possible such that the Aggregate Warrant Shares shall equal the number of shares of Common Stock owned by the Pegasus Group, in the aggregate, immediately following the consummation of such Pegasus Event;

(C)	Notwithstanding anything to the contrary, at any time prior to the consummation of such Pegasus Event, the Holder shall have the right to exercise this Warrant with respect to the Warrant Shares to be eliminated pursuant to clause (B) of this Section 7(a)(ii); and

(D)	Subject to the foregoing, upon the consummation of the sale by the Pegasus Group of all of its remaining shares of Common Stock, this Warrant (or portion thereof) shall expire unexercised and all rights hereunder shall immediately cease.

(iii) Upon receipt by the Company of any Pegasus Event Notice, the Company shall provide the Holder with a copy of such Pegasus Event Notice within five (5) Business Days of receipt thereof. Notwithstanding anything to the contrary, no portion of this Warrant shall be deemed to have expired pursuant to Section 7(a)(ii), until the Close of Business on the twentieth (20th) Business Day following that date on which notice of the Pegasus Event associated therewith was given to the Holder by the Company in accordance herewith or by Pegasus in accordance with Section 4(b) of the Commitment Agreement.

(b) Purchase of Warrant by Company.

(i) If Pegasus has exercised its right to purchase all or less than all of the Commitment Shares (as defined in the Commitment Agreement) (a “Pegasus Call”), the Company shall have the right to purchase all or a portion of the Zouk Warrants, the Portman Warrant and the Related Warrants for an amount equal to the Call Consideration (as defined in the Commitment Agreement) (divided equally in absolute terms to the extent possible between the Zouk Warrants, the Portman Warrant and each of the Related Warrants) such that the Aggregate Warrant Shares are reduced by the same amount as the reduction in the number of Commitment Shares (a “Company Repurchase”).

(ii) Upon or promptly following Pegasus’ exercise of a Pegasus Call, the Company shall give notice to Holder of the Company Repurchase setting forth the portion of this Warrant to be repurchased and the aggregate consideration to be paid therefor (a “Repurchase Notice”). Following delivery of the Repurchase Notice, Holder shall surrender this Warrant to the Company for cancellation. Upon or promptly following the Company’s receipt of this Warrant, the Company shall pay to the surrendering Holder the consideration set forth in the Repurchase Notice, and if necessary execute and issue a new Warrant for the remaining Warrant Shares exercisable hereunder, if any. Notwithstanding the surrender of this Warrant, the Warrant Shares shall be reduced, and if no Warrant Shares remain this Warrant shall be cancelled, upon delivery of the Repurchase Notice, and all rights associated with that portion of this Warrant subject to the Company Repurchase shall cease (other than entitlement to payment upon delivery of this Warrant as set forth in this Section 7(b)).

(iii) Notwithstanding anything herein to the contrary, for the avoidance of doubt, (x) in the event an Exercise Notice has been delivered with respect to any portion of this Warrant that becomes the subject of a Company Repurchase prior to the consummation of the exercise of such Warrant, the Warrant or any portion thereof shall be repurchased in accordance with this Section 7(b), and the Company shall promptly return the Payment (without interest), if any, to the exercising Holder and (y) the Holder may not deliver an Exercise Notice with respect to any portion of this Warrant that becomes the subject of a Company Repurchase, including, without limitation, following receipt by the Holder of a Pegasus Call (as defined in the Commitment Agreement) and/or a Repurchase Notice.

Section 8. Adjustments to Exercise Price and Maximum Spread.

(a) In the event of any issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision, split, combination or reclassification of the outstanding shares of Common Stock into a greater or smaller number of shares, the Exercise Price and the Maximum Spread shall be adjusted based on the following formulas:

where:

E1

= the Exercise Price in effect immediately after the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification;

E0

= the Exercise Price in effect immediately prior to the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification;

S1

= the Maximum Spread in effect immediately after the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification;

S0

= the Maximum Spread in effect immediately prior to the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification;

N0

= the number of shares of Common Stock outstanding immediately prior to the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification; and

N1

= the number of shares of Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination or reclassification, the number of shares outstanding immediately after such subdivision, combination or reclassification.

Such adjustment shall become effective (i) in the case of a dividend or distribution, immediately after the Open of Business on the Ex-Date for such dividend or distribution or (ii) in the case of a subdivision, split, combination or reclassification, immediately after the Open of Business on the effective date for such subdivision, split, combination or reclassification. If any dividend or distribution or subdivision, split, combination or reclassification of the type described in this Section 8(a) is declared or announced but not made, the Exercise Price and the Maximum Spread shall again be adjusted to the Exercise Price and Maximum Spread, respectively, that would then be in effect if such dividend or distribution or subdivision, split, combination or reclassification had not been declared or announced, as the case may be.

(b) In the event of (w) any or a subdivision, split, combination or reclassification of the outstanding shares of Common Stock, (x) any declaration or making of a dividend or other distribution to holders of Common Stock, (y) the dissolution, liquidation or winding up of the Company, or (z) the entry into, or commitment by the Company to effect, any event described in clauses (a) or (b) of Section 8 (including a Change of Control or Reorganization), then the Company shall file with its corporate records and mail to the Holder at its last address as shown on the records of the Company, at least ten (10) days prior to the record or other date specified below, a notice stating:

(i) the record date of such split, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such subdivision, split, combination or reclassification, dividend or other distribution are to be determined; or

(ii) the date on which such subdivision, reclassification, liquidation, dissolution, winding up, combination, event, transaction, Change of Control or Reorganization, is estimated to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such subdivision, reclassification, liquidation, dissolution, winding up, combination, event, transaction, Change of Control or Reorganization.

(c) Concurrently with any adjustment to the Exercise Price under Section 8(a), the number of Warrant Shares will be adjusted based on the following formula:

WS1	= the number of Warrant Shares immediately following the adjustment to Exercise Price under Section 8(a);

WS0	= the number of Warrant Shares immediately prior to the adjustment to Exercise Price under Section 8(a);

E0	= the Exercise Price immediately prior to the adjustment under Section 8(a); and

E1	= the Exercise Price immediately following the adjustment under Section 8(a).

(d) Upon the occurrence of each adjustment or readjustment of the Exercise Price, Maximum Spread and number of Warrant Shares pursuant to this Section 8, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an executive officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any Holder, furnish to such Holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail and (ii) the Exercise Price, Maximum Spread and number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the exercise of this Warrant.

Section 9. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale. Subject to Section 7(a)(i), upon the consummation of any (a) sale of all or substantially all of the Company’s assets to an acquiring Person or (b) merger, consolidation, recapitalization or other similar capital reorganization of the Common Stock following which the Company is not a surviving entity or the Common Stock has been, or will be, converted, exchanged or reclassified into any other type or class of capital stock, security or asset (each, a “Reorganization”), the Company will secure from the Person purchasing the assets of the Company or the successor resulting from such Reorganization (such Person in each case, the “Acquiring Entity”) a written agreement to deliver to the Holder, in exchange for this Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder. Prior to the consummation of any sale of all or substantially all of the Company’s assets to an acquiring Person or Reorganization, the Company shall make appropriate provision to insure that the Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets that would have been issued or payable in or as a result of the sale of all or substantially all of the Company’s assets to an acquiring Person or Reorganization with respect to or in exchange for the number of Warrant Shares that would have been acquirable as of the date of such sale or Reorganization.

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking reasonably satisfactory to the Company (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 11. Notice. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise (including electronic confirmation of successful transmission generated by the facsimile machine of the sender), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. The addresses, fax numbers and email addresses for communications shall be:

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Attention: Thomas C. Shields, Chief Financial Officer

Fax: (321) 779-5521

With a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel, Esq.

Fax: (214) 200-0577

If to the Holder:

Cleantech Europe II (A) LP

100 Brompton Road

SW3 1ER, London

United Kingdom

Attention: Dominique Burgauer

Fax: +44 20 7947 3449

With a copy (which shall not constitute notice or constructive notice) to:

Hanson Bridgett LLP

425 Market Street, 26th Floor

San Francisco, CA 94105

Attention: Matthew P. Fisher

Fax: (415) 995-3580

Each party shall provide five (5) days’ prior written notice to the other party of any change in address or fax number or email address. Written confirmation of receipt (A) given by the recipient of any notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s fax machine or computer containing the time, date, recipient fax number or email address and an image of the first page of the fax transmission or the content of the email, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt.

Section 12. Amendment and Waiver. This Warrant may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13. Governing Law. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 14. Restrictive Legends. At all times this Warrant, and until such time as a registration statement has been declared effective by the U.S. Securities and Exchange

Commission or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities that can then be immediately sold, certificates for any Warrant Shares will, in addition to any legend required under applicable securities law, bear a restrictive legend substantially in the form set forth on the first page of this Warrant.

Section 15. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

Section 16. Entire Agreement. This Warrant and the Commitment Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangement or undertakings with respect thereto.

*        *        *        *        *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the first date written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer

Signature Page to Warrant

Agreed and Acknowledged on September 25, 2012.

CLEANTECH EUROPE II (A) LP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Chief Executive Officer

Signature Page to Warrant

Exhibit A To Warrant

LIGHTING SCIENCE GROUP CORPORATION

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THIS WARRANT

The undersigned holder hereby exercises the right to purchase                  shares of Common Stock (“Warrant Shares”) of Lighting Science Group Corporation, a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price (check applicable box).

☐	Payment in the sum of $ is enclosed in accordance with the terms of the Warrant.

‘	Payment in the sum of $ has been wire transferred to the Company at the following account: in accordance with the terms of the Warrant.

☐	Holder hereby elects to make the Payment for the Warrant Shares in accordance with Section 2(d) of the Warrant.

2. Delivery of Warrant Shares. The Company shall deliver the Warrant Shares in the name of the undersigned or in such other name as is specified below in accordance with Section 2(c) of the Warrant at the following address:

Date:             ,

By:
Name:
Title: